Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CORE & MAIN, INC.

Core & Main, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Core & Main, Inc.

2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 9, 2021.

3. This amendment and restatement of the Certificate of Incorporation of the Corporation has been duly adopted by the Board of Directors of the Corporation and by the written consent of the stockholders of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

4. The Corporation’s Certificate of Incorporation is hereby amended and restated pursuant to Sections 242 and 245 of the DGCL, so as to read in its entirety as set forth in the form attached hereto as Exhibit A and incorporated herein by this reference.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Amended and Restated Certificate of Incorporation on the 22nd day of July, 2021.

By:	/s/ Stephen O. LeClair
Name:	Stephen O. LeClair
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Incorporation]

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CORE & MAIN, INC.

FIRST. Name. The name of the corporation is Core & Main, Inc. (the “Corporation”).

SECOND. Registered Office. The Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as currently in effect or as the same may hereafter be amended, the “DGCL”).

FOURTH. Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 1,600,000,000, consisting of: (x) 1,000,000,000 shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”), (y) 500,000,000 shares of Class B common stock, par value $0.01 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) and (z) 100,000,000 shares of preferred stock, par value $1.00 per share (“Preferred Stock”), issuable in one or more series as hereinafter provided. Except as otherwise expressly provided herein or in a Preferred Stock Certificate of Designation (as defined herein), the number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the outstanding stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereinafter enacted, and no vote of the holders of outstanding shares of Class A Common Stock, Class B Common Stock or Preferred Stock voting separately as a class shall be required therefor.

Immediately upon this Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) becoming effective pursuant to the DGCL (the “Effective Time”), each one (1) share of the Corporation’s common stock issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time (the “Old Common Stock”) shall automatically be subdivided and reclassified into 2,058,042.65 validly issued, fully paid and non-assessable shares of Class B Common Stock, without any action required on the part of the Corporation or any stockholder (the “Reclassification”). Each stock certificate or book-entry position that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of shares of Class B Common Stock after the Effective Time into which the shares of Old Common Stock have been reclassified pursuant to the foregoing, until the same shall be surrendered to the Corporation.

1. Provisions Relating to the Common Stock.

(a) General. Except as otherwise provided in this Certificate of Incorporation or required by the DGCL, shares of Class A Common Stock and Class B Common Stock shall have the same rights and powers, rank equally, share ratably and be identical in all respects and as to all matters.

(b) Voting. Except as otherwise provided in this Certificate of Incorporation or required by applicable law, (i) each holder of outstanding shares of Class A Common Stock and Class B Common Stock shall be entitled, with respect to each outstanding share of Common Stock held by such holder, to one vote in person or by proxy on all matters submitted to a vote of the holders of Common Stock and (ii) the holders of Common Stock will vote together as a single class on all matters presented to stockholders for their vote or approval. Notwithstanding the foregoing, (A) the holders of the outstanding shares of Class A Common Stock shall be entitled to vote separately as a class upon a proposed amendment to the Certificate of Incorporation, if the amendment would increase or decrease the par value of the shares of such Class A Common Stock or alter or change the powers, preferences or special rights of the shares of such Class A Common Stock so as to affect them adversely, and (B) the holders of the outstanding shares of Class B Common Stock shall be entitled to vote separately as a class upon a proposed amendment to the Certificate of Incorporation, if the amendment would increase or decrease the par value of the shares of such Class B Common Stock or alter or change the powers, preferences or special rights of the shares of such Class B Common Stock so as to affect them adversely.

(c) Dividends. Subject to the preferences and rights, if any, applicable to shares of Preferred Stock or any series thereof, (i) the holders of outstanding shares of Class A Common Stock shall be entitled to receive such dividends in cash, property or stock as may be declared thereon by the board of directors of the Corporation (the “Board”) at any time and from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends, and (ii) the holders of outstanding shares of Class B Common Stock shall not be entitled to receive any dividends in cash, property or stock.

(d) Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the preferences and rights, if any, applicable to shares of Preferred Stock or any series thereof, (i) the holders of outstanding shares of Class A Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of outstanding shares of Class A Common Stock held by them and (ii) the holders of outstanding shares of Class B Common Stock shall not be entitled to receive any of the remaining assets of the Corporation available for distribution to its stockholders.

(e) Reservation of Class A Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock the number of shares of Class A Common Stock required to be issued pursuant to the Exchange Agreement (as defined below); provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations with respect to any exchange by delivery of shares of Class A Common Stock which are held in the treasury of the Corporation.

2. Additional Provisions Relating to the Class B Common Stock.

(a) General. The shares of Class B Common Stock may be issued only to, and registered in the name of, the Holdings Limited Partners (as defined below), their respective successors and assigns as well as their transferees permitted in accordance with Section 2(b) of this Article FOURTH (including all subsequent successors, assigns and permitted transferees) (the Holdings Limited Partners together with such persons, collectively, “Permitted Class B Owners”) and Section 4 of this Article FOURTH, and the aggregate number of outstanding shares of Class B Common Stock following any such issuance registered in the name of each such Permitted Class B Owner must be equal to the aggregate number of Partnership Interests (as defined below) held of record by such Permitted Class B Owner under the LPA (as defined below), as described further under Section 4 of this Article FOURTH. As used in this Certificate of Incorporation, (i) “Holdings Limited Partners” means each of the holders (other than the Corporation and CD&R WW, LLC, a Delaware limited liability company) of Partnership Interests of Core & Main Holdings, LP, a Delaware limited partnership, or any successor entities thereto (“Holdings”) as from time to time set forth on Schedule A to the LPA, and (ii) “Partnership Interests” means the limited partner interests of Holdings, authorized and issued under its Amended and Restated Agreement of Limited Partnership, dated as of the date hereof, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “LPA”), and constituting a “LP Partnership Interest” as defined in the LPA. A copy of the LPA will be kept with the books and records of the Corporation.

(b) Transfer of Class B Common Stock:

(i) A holder of Class B Common Stock may transfer (including by operation of law) and surrender shares of Class B Common Stock to the Corporation only if, and only to the extent permitted by the LPA and the Exchange Agreement, dated as of the date hereof, by and among the Corporation, Holdings and holders of Partnership Interests party thereto (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Exchange Agreement”), such holder also simultaneously surrenders an equal number of such holder’s Partnership Interests (as such number may be adjusted to reflect equitably any stock split, subdivision, combination or similar change with respect to the Class B Common Stock or Partnership Interests) to the Corporation in compliance with the LPA and the Exchange Agreement. Following the transfer and surrender of any shares of Class B Common Stock to the Corporation, such shares of Class B Common Stock of the Corporation shall be immediately and automatically retired, without any further action on the part of the Corporation or the holder of such shares. Notwithstanding the foregoing, any transfer of shares of Class B Common Stock pursuant to the Master Reorganization Agreement, dated as of the date hereof, by and among the Corporation, Holdings and the other parties party thereto (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Reorganization Agreement”), including by a transfer by operation of law pursuant to any merger or merger agreement contemplated by the Reorganization Agreement, shall not be subject to the transfer restrictions set forth herein.

(ii) A holder of Class B Common Stock may transfer shares of Class B Common Stock to any transferee (other than the Corporation) only if, and only to the extent permitted by the LPA, such holder also simultaneously transfers an equal number of such holder’s Partnership Interests (as such number may be adjusted to reflect equitably any stock split, subdivision, combination or similar change with respect to the Class B Common Stock or Partnership Interests) to such transferee in compliance with the LPA. The transfer restrictions described in this Section 2(b)(ii) of Article FOURTH are referred to as the “Restrictions.”

(iii) Any purported transfer of shares of Class B Common Stock in violation of Section 2(b)(i) and the Restrictions shall be null and void. If, notwithstanding the Restrictions, a person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class B Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation’s transfer agent (the “Transfer Agent”).

(iv) Upon a determination by the Board that a person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Board may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Corporation, including without limitation to cause the Transfer Agent not to record the Purported Owner’s transferor as the record owner of the Restricted Shares, and to institute proceedings to enjoin or rescind any such transfer or acquisition.

(v) The Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind regulations and procedures that are consistent with the provisions of this Section 2(b) of Article FOURTH for determining whether any transfer or acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 2(b) of Article FOURTH. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with its Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to holders of shares of Class B Common Stock.

(vi) The Board shall have all powers necessary to implement the Restrictions, including without limitation the power to prohibit the transfer of any shares of Class B Common Stock in violation thereof.

(c) Immediately upon the exchange of a Partnership Interest (together with the transfer and surrender of a share of Class B Common Stock) with the Corporation pursuant to the terms of the LPA and the Exchange Agreement, such share of Class B Common Stock shall automatically and, without further action on the part of the Corporation or the holder of such share, be transferred to the Corporation with no consideration being paid or issued with respect thereto, pursuant and subject to the terms of the provisions of Section 2(b) of this Article FOURTH, the Exchange Agreement and the LPA. Upon such transfer, such shares of Class B Common Stock of the Corporation shall be immediately and automatically retired, without any further action on the part of the Corporation or the holder of such shares.

(d) Notwithstanding the Restrictions, (i) in the event that any outstanding share of Class B Common Stock shall cease to be held by a registered holder of a Partnership Interest, such share of Class B Common Stock shall automatically and, without further action on the part of the Corporation or any holder of Class B Common Stock, be transferred to the Corporation for no consideration, such shares of Class B Common Stock of the Corporation shall be immediately and automatically retired, without any further action on the part of the Corporation or the holder of such shares, (ii) in the event that any registered holder of the Class B Common Stock no longer holds an interest in the Partnership Interest, the shares of Class B Common Stock registered in the name of such holder shall automatically and, without further action on the part of the Corporation or any holder of Class B Common Stock, be transferred to the Corporation for no consideration, such shares of Class B Common Stock of the Corporation shall be immediately and automatically retired, without any further action on the part of the Corporation or the holder of such shares and (iii) in the event that no Permitted Class B Owner owns any Partnership Interest that is redeemable pursuant to the LPA, then all shares of Class B Common Stock shall automatically and, without further action on the part of the Corporation or any holder of Class B Common Stock, be transferred to the Corporation for no consideration, such shares of Class B Common Stock of the Corporation shall be immediately and automatically retired, without any further action on the part of the Corporation or the holder of such shares.

(e) All certificates representing shares of Class B Common Stock, as the case may be, shall bear a legend substantially in the following form (or in such other form as the Board may determine):

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE CERTIFICATE OF INCORPORATION, AS AMENDED AND/OR RESTATED FROM TIME TO TIME (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

All holders of uncertificated shares of Class B Common Stock shall be given notice within a reasonable time after the issuance or transfer of uncertificated shares of such stock, in writing or by electronic transmission, that the shares of Class B Common Stock represented by book entry are subject to the restrictions (including restrictions on transfer) set forth in this Certificate of Incorporation (a copy of which is on file with the Secretary of the Corporation and shall be provided free of charge to any stockholder making a request therefor).

3. Provisions Relating to the Preferred Stock.

(a) Subject to the provisions of this Article FOURTH and any limitations prescribed by law, the Preferred Stock may be issued at any time and from time to time in one or more series. The Board is hereby authorized to provide, out of the unissued shares of Preferred Stock, for the issuance of shares of Preferred Stock in one or more series and, by resolution duly adopted and by filing a certificate of designation pursuant to the applicable provisions of the DGCL (hereinafter referred to as a “Preferred Stock Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including, without limitation, dividend rights, dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(b) The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof.

(c) Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation including a Preferred Stock Certificate of Designation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation including a Preferred Stock Certificate of Designation or pursuant to the DGCL.

4. Ratio of Outstanding Shares of Common Stock to Partnership Interests.

(a) The Corporation shall undertake all actions, including, without limitation, an issuance, reclassification, dividend, division or recapitalization, with respect to the outstanding shares of Class A Common Stock necessary to maintain at all times a one-to-one ratio between the number of Partnership Interests owned by the Corporation (directly or indirectly, including through its subsidiaries) and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (i) treasury stock, (ii) the exchange of Partnership Interests by the Corporation in accordance with an Exchange for a Cash Exchange Payment (each as defined in the Exchange Agreement) pursuant to the Exchange Agreement, (iii) Preferred Stock or other debt or equity securities (including without limitation warrants, options and rights) issued by the Corporation that are convertible or exercisable or exchangeable for Class A Common Stock and (iv) shares of Class A Common Stock issued pursuant to the Core & Main, Inc. 2021 Omnibus Equity Incentive Plan, as the same may be amended from time to time, and any other stock incentive plan adopted by the Corporation from time to time, that have not vested thereunder.

(b) The Corporation shall undertake all actions, including, without limitation, an issuance, reclassification, division or recapitalization, with respect to the outstanding shares of Class B Common Stock necessary to maintain at all times a one-to-one ratio between the number of Partnership Interests owned by all Permitted Class B Owners and the number of outstanding shares of Class B Common Stock owned by all Permitted Class B Owners.

(c) The Corporation shall not:

(i) undertake or authorize (A) any subdivision (by any stock split, stock dividend, reclassification, recapitalization or similar event) or combination (by reverse stock split, reclassification, recapitalization or similar event) of the Class A Common Stock that is not accompanied by an identical subdivision or combination of the Partnership Interests to maintain at all times a one-to-one ratio between the number of Partnership Interests owned by the Corporation (directly or indirectly, including through its subsidiaries) and the number of outstanding shares of Class A Common Stock as provided in Section 4(a) of this Article FOURTH; or (B) any subdivision (by any stock split, stock dividend, reclassification, recapitalization or similar event) or combination (by reverse stock split, reclassification, recapitalization or similar event) of the Class B Common Stock that is not accompanied by an identical subdivision or combination of the Partnership Interests to maintain at all times, subject to the provisions of this Certificate of Incorporation, a one-to-one ratio between the number of Partnership Interests owned by the Permitted Class B Owners and the number of outstanding shares of Class B Common Stock, unless, in the case of clause (A) or (B) of this Section 4(c) of Article FOURTH, such action is necessary to maintain at all times both a one-to-one ratio between the number of Partnership Interests owned by the Corporation (directly or indirectly, including through its subsidiaries) and the number of outstanding shares of Class A Common Stock as provided in Section 4(a) of this Article FOURTH and a one-to-one ratio between the number of Partnership Interests owned by the Permitted Class B Owners and the number of outstanding shares of Class B Common Stock;

(ii) issue, transfer or deliver from treasury stock or repurchase outstanding shares of Class A Common Stock unless in connection with any such issuance, transfer, delivery or repurchase the Corporation takes or authorizes all requisite action such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of Partnership Interests owned by the Corporation (directly or indirectly, including through its subsidiaries) will equal on a one-for-one basis the number of outstanding shares of Class A Common Stock as provided in Section 4(a) of this Article FOURTH; or

(iii) to the fullest extent permitted by law, consolidate, merge, combine or consummate any other transaction (other than an action or transaction for which an adjustment is provided in this Article FOURTH) in which shares of Class A Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, unless in connection with any such consolidation, merger, combination or other transaction, each Partnership Interest shall be entitled to be exchanged for or converted into the same kind and amount of stock or securities, cash and/or any other property, as the case may be, into which or for which each share of Class A Common Stock is exchanged or converted, in each case to maintain at all times a one-to-one ratio between (x) the stock or securities, or rights to receive cash and/or any other property issuable in such transaction in exchange for or conversion of one share of Class A Common Stock and (y) the stock or securities, or rights to receive cash and/or any other property issuable in such transaction in exchange for or conversion of one Partnership Interest.

The foregoing provisions of this Section 4(c) of Article FOURTH shall not apply to any action or transaction (including any consolidation, merger or combination) approved by the holders of a majority of the voting power of the outstanding Class A Common Stock and Class B Common Stock, each voting as a separate class.

5. Voting in Election of Directors. Except as may be required by the DGCL or as provided in this Certificate of Incorporation including a Preferred Stock Certificate of Designation, holders of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to vote on any matter or receive notice of any meeting of stockholders.

FIFTH. Management of Corporation. The following provisions are inserted for the management of the business, for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

1. Except as may otherwise be provided by law, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

2. Subject to any rights granted to the holders of shares of any class or series of Preferred Stock then outstanding and the rights granted pursuant to the Stockholders Agreement, by and among the Corporation and CD&R Waterworks Holdings, LLC, a Delaware limited liability company, CD&R Fund X Advisor Waterworks B, L.P., a Cayman Islands exempted limited partnership, CD&R Fund X Waterworks B1, L.P., a Cayman Islands exempted limited partnership, and CD&R Fund X-A Waterworks B, L.P., a Cayman Islands exempted limited partnership (together with their successors and assigns, the “CD&R Investors”), to be effective upon the date of the completion of the Corporation’s underwritten initial public offering of its Class A Common Stock (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Stockholders Agreement”), the number of directors of the Corporation shall be fixed, and may be altered from time to time, exclusively by resolution of the Board, but in no event may the number of directors of the Corporation be less than one.

3. The directors of the Corporation, subject to any rights granted to holders of shares of any class or series of Preferred Stock then outstanding, shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders of the Corporation following the time at which the initial classification of the Board becomes effective (the “Effective Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Effective Date, and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Effective Date. Directors of each class shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders, subject to any rights granted to holders of shares of any class or series of Preferred Stock then outstanding to elect directors and the rights granted pursuant to the Stockholders Agreement. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. The Board is authorized to assign members of the Board already in office to their respective class.

4. Subject to any rights granted to the holders of shares of any class or series of Preferred Stock then outstanding and the rights granted pursuant to the Stockholders Agreement, (a) following the Effective Date and until the first date (the “Trigger Date”) on which the CD&R Investors, together with their affiliates, cease to collectively beneficially own (directly or indirectly) shares of stock of the Corporation representing at least forty percent (40%) of the combined voting power of all of the outstanding shares of stock of the Corporation, a director may be removed at any time, either with or without cause, upon the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of stock of the Corporation then entitled to vote in an election of directors, and (b) from and after the Trigger Date, a director may be removed from office only for cause and only upon the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of stock of the Corporation then entitled to vote in an election of directors.

5. Subject to any rights granted to the holders of shares of any class or series of Preferred Stock then outstanding and the rights granted pursuant to the Stockholders Agreement, and except as otherwise provided by law, any vacancy in the Board that results from an increase in the number of directors, from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by an affirmative vote of at least a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. A director elected to fill a vacancy or a newly created directorship shall hold office until the next annual meeting of stockholders held to elect the class of directors to which such director is elected and until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal.

6. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Article FIFTH shall eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No amendment, repeal or modification of this provision shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director of the Corporation existing at the time of such amendment, repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

7. To the fullest extent permitted by the DGCL, the Corporation shall indemnify and advance expenses (including reasonable attorneys’ fees) to the directors and officers of the Corporation, provided that, except as otherwise provided in the Corporation’s Amended and Restated By-laws (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “By-laws”) the Corporation shall not be obligated to indemnify or advance expenses to a director or officer of the Corporation in respect of an action, suit or proceeding (or part thereof) instituted by such director or officer, unless such action, suit or proceeding (or part thereof) has been authorized by the Board. The rights provided by this Section 7 of Article FIFTH shall not limit or exclude any rights, indemnities or limitations of liability to which any director or officer of the Corporation may be entitled, whether as a matter of law, under the By-laws, by agreement, vote of the stockholders, approval of the directors of the Corporation or otherwise.

8. Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SIXTH. Stockholder Action by Consent. Until the Trigger Date, any action required or permitted to be taken by the stockholders of the Corporation may be effected by consent in writing or electronic transmission in accordance with the DGCL in lieu of a meeting. From and after the Trigger Date, any action required or permitted to be taken by the stockholders of the Corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by consent of the stockholders.

SEVENTH. Special Meeting of Stockholders. Except as otherwise required by law and subject to any rights granted to holders of shares of any class or series of Preferred Stock then outstanding, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by the Chair of the Board or pursuant to a resolution of the Board adopted by at least a majority of the directors then in office, provided that, until the Trigger Date, a special meeting of the stockholders may also be called by the Secretary of the Corporation at the request of the holders of record of at least a majority of the voting power of the outstanding shares of stock of the Corporation. From and after the Trigger Date, the stockholders of the Corporation shall not have the power to call a special meeting of the stockholders of the Corporation or to request the Secretary of the Corporation to call a special meeting of the stockholders.

EIGHTH. Business Opportunities. To the fullest extent permitted by Section 122(17) of the DGCL (or any successor provision), the Corporation, on behalf of itself and its subsidiaries, renounces and waives any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, directly or indirectly, any potential transactions, matters or business opportunities (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Corporation or any of its subsidiaries or any dealings with customers or clients of the Corporation or any of its subsidiaries) (each a “Corporate Opportunity”) that are from time to time presented to any of the CD&R Investors or any of their officers, directors, employees, agents, stockholders, members, partners, affiliates or subsidiaries (other than the Corporation and its subsidiaries), even if the transaction, matter or opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. To the fullest extent permitted by law, none of the CD&R Investors nor any of their respective officers, directors, employees, agents, stockholders, members, partners, affiliates or subsidiaries shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues, acquires or participates in such Corporate Opportunity, directs such Corporate Opportunity to another person or fails to communicate, offer or present such Corporate Opportunity, or information regarding such Corporate Opportunity, to the Corporation or its subsidiaries, unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. Any person purchasing or otherwise acquiring or holding any interest in any shares of stock of the Corporation shall be deemed to have notice of and have consented to the provisions of this Article EIGHTH. Neither the alteration, amendment or repeal of this Article EIGHTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article EIGHTH, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate or reduce the effect of this Article EIGHTH in respect of any Corporate Opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article EIGHTH, would accrue or arise, prior to such alteration, amendment, repeal, adoption or modification. If any provision or provisions of this Article EIGHTH shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article EIGHTH (including, without limitation, each portion of any paragraph of this Article EIGHTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article EIGHTH (including, without limitation, each such portion of any paragraph of this Article EIGHTH containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law. This Article EIGHTH shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the By-laws, applicable law, any agreement or otherwise.

NINTH. Section 203 of the DGCL. The Corporation elects not to be governed by Section 203 of the DGCL or any successor provision thereto (“Section 203”), as permitted under and pursuant to subsection (b)(3) of Section 203, and the restrictions contained in Section 203 shall not apply to the Corporation until the first time at which both of the following conditions exist (if ever): (a) Section 203 by its terms would, but for the provisions of this Article NINTH, apply to the Corporation; and (b) the CD&R Investors, together with their affiliates, cease to collectively beneficially own (directly or indirectly) shares of stock of the Corporation representing at least five percent (5%) of the combined voting power of all of the outstanding shares of stock of the Corporation. From and after such time, the Corporation shall be governed by Section 203 so long as Section 203 by its terms would apply to the Corporation.

TENTH. Amendment of the Certificate of Incorporation. The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the DGCL, and all rights herein conferred upon stockholders or directors are granted subject to this reservation, provided, however, that any amendment, alteration or repeal of Sections 6 or 7 of Article FIFTH shall not adversely affect any right or protection existing under this Certificate of Incorporation immediately prior to such amendment, alteration or repeal, including any right or protection of a director thereunder in respect of any act or omission occurring prior to the time of such amendment, alteration or repeal. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Articles FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH, this Article TENTH and Articles ELEVENTH and TWELFTH may be amended, altered or repealed in any respect, nor may any provision or by-law inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, (a) until the Trigger Date, such amendment, alteration or repeal is approved by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of stock of the Corporation then entitled to vote thereon, and (b) from and after the Trigger Date, such amendment, alteration or repeal is approved by the holders of at least two-thirds (66 2/3%) of the voting power of the outstanding shares of stock of the Corporation then entitled to vote thereon.

ELEVENTH. Amendment of the By-laws. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to amend, alter or repeal the By-laws, without the assent or vote of stockholders of the Corporation. Any amendment, alteration or repeal of the By-laws by the Board shall require the affirmative vote of at least a majority of the directors then in office, so long as a quorum is present. In addition to any other vote otherwise required by law, the stockholders of the Corporation may amend, alter or repeal the By-laws, provided that any such action will require (a) until the Trigger Date, the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of stock of the Corporation then entitled to vote thereon and (b) from and after the Trigger Date, the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of the outstanding shares of stock of the Corporation then entitled to vote thereon. In addition, so long as the Stockholders Agreement remains in effect, the Board shall not approve any amendment, alteration or repeal of any provision of the By-laws, or the adoption of any new by-law, that would be contrary to or inconsistent with the then-applicable terms, if any, of the Stockholders Agreement, or this sentence.

TWELFTH. Exclusive Jurisdiction for Certain Actions. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action, suit or proceeding brought on behalf of the Corporation, (b) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders (c) any action, suit or proceeding asserting a claim arising out of or pursuant to or seeking to enforce any right obligation or remedy under any provision of the Certificate of Incorporation or By-laws (as either may be amended or restated) or the DGCL, or as to which the DGCL confers jurisdiction on the Court of Chancery, or (d) any action or proceeding asserting a claim that is governed by the internal affairs doctrine. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. Any person or entity holding, owning, purchasing or otherwise acquiring any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TWELFTH.